Exhibit 99.1
PACKETEER®, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
CUPERTINO, Calif. – January 26, 2006 – Packeteer®, Inc. (NASDAQ: PKTR), the global leader in WAN Application Optimization, today announced record revenues and results of operations for the fourth quarter and year ended December 31, 2005.
Net revenues for the fourth quarter 2005 were $31.9 million, compared with $24.8 million for the third quarter 2005. Net revenues for the fourth quarter 2004 were $26.2 million. GAAP net income for the fourth quarter 2005 was $9.1 million or $0.26 per diluted share. This compares to third quarter 2005 GAAP net income of $2.3 million or $0.06 per diluted share. The fourth quarter 2004 GAAP net income was $5.7 million or $0.16 per diluted share. Net revenues for the year 2005 were $112.9 million, an increase of 22%, compared to $92.4 million for the year 2004. Net income for the year 2005 was $19.2 million or $0.55 per diluted share compared to net income of $14.5 million or $0.42 per diluted share for the year 2004.
Included in the GAAP net income for the fourth quarter 2005 was amortization of purchased intangible assets of $400,000, amortization of deferred stock-based compensation of $222,000 and a benefit of $27,000 relating to the tax effect of these items, resulting in non-GAAP net income of $9.7 million or $0.28 per diluted share. Included in the GAAP net income for the third quarter 2005 was amortization of purchased intangible assets of $401,000 and amortization of deferred stock-based compensation of $227,000, offset by $119,000 relating to the tax effect of these items, resulting in non-GAAP net income of $2.8 million or $0.08 per diluted share. Included in the GAAP net income for the fourth quarter 2004 was amortization of purchased intangible assets of $38,000, amortization of deferred stock-based compensation of $14,000, offset by $7,000 relating to the tax effect of these items, resulting in non-GAAP net income of $5.7 million or $0.17 per diluted share. Included in the GAAP net income for the year 2005 was amortization of purchased intangible assets of $1.6 million and amortization of deferred stock-based compensation of $901,000, offset by $320,000 relating to the tax effect of these items, resulting in non-GAAP net income of $21.3 million or $0.61 per diluted share. Included in the GAAP net income for the year 2004 was amortization of purchased intangible assets of $38,000 and amortization of deferred stock-based compensation of $14,000, offset by $7,000 relating to the tax effect of these items, resulting in non-GAAP net income of $14.6 million or $0.42 per diluted share. See our “Reconciliation of Non-GAAP Net Income to GAAP Net Income” for further information.
The effective tax rate for the year 2005 was 1% and included a tax benefit of $2.5 million related to the release of a majority of our valuation allowance in the fourth quarter of 2005. Without the release, the effective tax rate would have been closer to 13%. The 13% is lower than our earlier estimates for 2005 primarily due to additional benefits resulting from current year deferred tax assets arising from current year timing differences for which no valuation allowance was deemed necessary.
The balance sheet at the end of Q4 remained strong. Total cash and investments of $122.7 million at December 31, 2005 were $9.7 million higher than the balances of $113.0 million at September 30, 2005. Accounts receivable of $15.8 million at December 31, 2005 represented 46 days sales outstanding, lower than the 64 days sales outstanding at September 30, 2005. Total inventories were $5.0 million at December 31, 2005, compared with $6.4 million at September 30, 2005.

“We are pleased to report that our fourth quarter net revenues recovered as expected,” said Dave Côté, President and CEO. “Included in that recovery was the reduction in channel inventories that had been reported last quarter as well as strong growth in the Americas and EMEA regions. We believe we are well positioned for continued growth and success as we head into 2006. Our solutions continue to attract customers with a global focus and we continue to pursue and win large opportunities in the Enterprise WAN Application Optimization market.”
“Also, I’d like to take this opportunity to announce that Nelu Mihai has joined us as the VP of Engineering. Nelu has over 20 years of senior management experience and was most recently Senior VP of Engineering and Operations at CloudShield Technologies. Prior to CloudShield, he held senior management positions at CPlane, AT&T and Bell Labs. Nelu has a Ph.D. in Computer Science from CERN in Geneva, Switzerland. We are very excited to have Nelu join our team.”
A Conference Call with company management will be held January 26, 2006 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.fulldisclosure.com. A replay of the call will be available on the website until February 2, 2006. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenues
Product revenues	$24,175	$21,193	$85,590	$74,557
Service revenues	7,676	5,046	27,351	17,880

Total net revenues	31,851	26,239	112,941	92,437

Cost of revenues
Product costs	5,599	4,749	19,575	16,780
Service costs	2,040	1,680	8,163	6,057
Amortization of purchased intangible assets	400	38	1,557	38

Total cost of revenues	8,039	6,467	29,295	22,875

Gross profit	23,812	19,772	83,646	69,562

Operating expenses:
Research and development (includes stock- based compensation expense of $217 and $13 for the three months ended December 31, 2005 and 2004, respectively, and $867 and $13 for the twelve months ended December 31, 2005 and 2004, respectively)	5,603	3,909	21,778	14,973
Sales and marketing (includes stock- based compensation expense of $3 and $1 for the three months ended December 31, 2005 and 2004, respectively, and $25 and $1 for the twelve months ended December 31, 2005 and 2004, respectively)	10,179	10,316	38,276	35,504
General and administrative (includes stock- based compensation expense of $2 and $0 for the three months ended December 31, 2005 and 2004, respectively, and $9 and $0 for the twelve months ended December 31, 2005 and 2004, respectively)	2,193	1,677	7,222	6,061

Total operating expenses	17,975	15,902	67,276	56,538

Operating income	5,837	3,870	16,370	13,024

Other income, net	1,026	455	2,913	1,127

Income before provision for income taxes	6,863	4,325	19,283	14,151

Provision for income taxes	(2,235)	(1,363)	125	(383)

Net income	$9,098	$5,688	$19,158	$14,534

Basic net income per share	$0.27	$0.17	$0.57	$0.44

Diluted net income per share	$0.26	$0.16	$0.55	$0.42

Shares used in computing basic net income per share	34,069	33,264	33,823	32,994

Shares used in computing diluted net income per share	34,952	34,567	35,065	34,502

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Non-GAAP net income	$9,747	$5,733	$21,296	$14,579

Amortization of purchased intangible assets	(400)	(38)	(1,557)	(38)
Amortization of deferred stock-based Compensation	(222)	(14)	(901)	(14)
Tax impact of above	(27)	7	320	7

GAAP net income	$9,098	$5,688	$19,158	$14,534

Basic non-GAAP net income per share excluding amortization of purchased intangible assets and amortization of deferred stock-based compensation, net of taxes	$0.29	$0.17	$0.63	$0.44

Diluted non-GAAP net income per share excluding amortization of purchased intangible assets and amortization of deferred stock-based compensation, net of taxes	$0.28	$0.17	$0.61	$0.42

Shares used in computing basic net income per share	34,069	33,264	33,823	32,994

Shares used in computing diluted net income per share	34,952	34,567	35,065	34,502

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2005	2004
Assets:
Cash, cash equivalents and investments	$122,677	$92,197
Accounts receivable, net	15,759	16,828
Inventories	4,979	3,106
Property and equipment, net	2,681	3,066
Other assets	6,550	5,905
Goodwill and other intangible assets, net	15,133	16,690

Total assets	$167,779	$137,792

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$16,345	$19,295
Deferred rent and other	340	381
Deferred revenue	22,115	16,157

Total liabilities	38,800	35,833

Stockholders’ equity	128,979	101,959

Total liabilities and stockholders’ equity	$167,779	$137,792

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve months ended
	December 31,
	2005	2004
Net cash provided by operating activities	$28,933	$21,361
Net cash used in investing activities	(8,757)	(39,945)
Net cash provided by financing activities	5,373	3,592

Net increase (decrease) in cash and cash equivalents	25,549	(14,992)

Cash and cash equivalents at beginning of period	10,672	25,664

Cash and cash equivalents at end of period	36,221	10,672

Investments	86,456	81,525

Total cash, cash equivalents and investments	$122,677	$92,197